1940 Act File No. 811-10421

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM N-1A


                            REGISTRATION STATEMENT
                   UNDER THE INVESTMENT COMPANY ACT OF 1940
                               AMENDMENT NO. 8


                     BBH Common Settlement Fund II, Inc.
              (Exact Name of Registrant as Specified in Charter)

                      40 Water Street, Boston, MA 02109
                   (Address of Principal Executive Offices)

      Registrant's Telephone Number, including Area Code: (800) 625-5759

                               John A. Nielsen
                       140 Broadway, New York, NY 10005
                   (Name and Address of Agent for Service)
              (Notices Should be Sent to the Agent for Service)

                                   Copy to:
                        John E. Baumgardner, Jr., Esq.
                             Sullivan & Cromwell
                  125 Broad Street, New York, New York 10004

It is proposed that this filing will become effective (check appropriate box):

[X]  Immediately upon filing pursuant to paragraph (b)
[   ]  on March 1, 2004 pursuant to paragraph (b)
[   ]  60 days after filing pursuant to paragraph (a)(1)
[   ]  on ___________ pursuant to paragraph (a)(1)
[   ]  75 days after filing pursuant to paragraph (a)(2)
[   ]  on (date) pursuant to paragraph (a)(2).

If appropriate, check the following box:

[   ] this post-effective amendment designates a new effective date for a previously filed post-effective amendment.



Pursuant to Rule 8b-23, Registrant wishes to incorporate by reference Items 1-2 and 4-9 of Part A, Part B and Part C which were previously filed by the Registrant under Rule 8b-16 as Amendment No. 7 on October 24, 2003.











BBH COMMON SETTLEMENT II FUND
-------------------------------------------------------------------------------
Supplement to Offering Circular dated October 24, 2003.

Under the heading entitled "FEES AND EXPENSES OF THE FUND," the current fee table shall be deleted and replaced with the following:

      FEES AND EXPENSES OF THE FUND

      The tables below describe the fees and expenses (1) that a shareholder may pay if that shareholder invests in BBH ComSet (SM) II.

                                  SHAREHOLDER FEES
                 (Fees paid directly from a shareholder's account)

      Maximum Sales Charge (Load)
      Imposed on Purchases                                        None
      Maximum Deferred Sales Charge (Load)                        None
      Maximum Sales Charge (Load)
      Imposed on Reinvested Dividends                             None
      Redemption Fee                                              None
      Exchange Fee                                                None

                         ANNUAL FUND OPERATING EXPENSES
                (Expenses that are deducted from Fund assets as a
                        percentage of average net assets)

      Other Expenses
            Administration Fee                              0.045%
            Other Fees                                      0.135% (2)
                                                            ------
      Total Annual Fund Operating Expenses                  0.180%
                                                            ======

(1) The expenses shown for BBH ComSet (SM) II include the expenses of the Portfolio.

(2) The expense payment agreement is a contractual arrangement which limits the total annual fund operating expenses to 0.18%. Included in the expense payment agreement is a management fee of 0.10% and a Shareholder Servicing/Eligible Institution fee of 0.05%.


                                                                   March 1, 2004


Brown Brothers Harriman
140 Broadway
New York, NY 10005
Cusip 05527N 102